EXHIBIT 99.1

Kroger Reports Record Second Quarter Earnings Per Share

Net Earnings of $0.51 Per Diluted Share; ID Sales Up 3.6% Without Fuel
Company Raises Fiscal 2012 EPS Guidance to $2.35 to $2.42

CINCINNATI, Ohio, September 07, 2012 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.51 per diluted share and identical supermarket sales growth, without fuel, of 3.6% in the second quarter. Other highlights of the quarter include:

•                 Increased second quarter earnings per diluted share by 10.9% compared to last year

•                 Raised earnings per diluted share guidance for the fiscal year to a range of $2.35 to $2.42

•                 Increased FIFO operating profit $47 million for the second quarter

•                 Achieved 35th consecutive quarter of positive identical supermarket sales, driven by higher tonnage and loyal and total household growth

•                 Put strong free cash flow to work for shareholders to buy back 23.7 million shares

“We are pleased with Kroger’s strong performance in the second quarter,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Kroger shareholders once again benefited from our Customer 1st strategy. Increased customer loyalty and solid cost controls allowed us to grow sales, profitability, and shareholder value.”

Kroger reported total sales, including fuel, increased 3.9% to $21.7 billion in the second quarter of fiscal 2012 compared with $20.9 billion for the same period last year. In the second quarter, which ended August 11, 2012, total sales, excluding fuel, increased 3.8% over the same period last year.

Net earnings for the second quarter totaled $279.1 million, or $0.51 per diluted share. Net earnings in the same period last year were $280.8 million, or $0.46 per diluted share. Prior year net earnings benefited from a 27.6 percent tax rate, compared to a tax rate of 34.5 percent in the second quarter this year.

Details of Second Quarter 2012 Results

FIFO gross margin was 20.63% of sales for the second quarter of fiscal 2012. Excluding retail fuel operations, FIFO gross margin decreased 43 basis points from the same period last year.

Kroger recorded a $34.7 million LIFO charge in the second quarters of both 2012 and 2011.

Operating, general and administrative (OG&A) costs plus rent and depreciation were 18.01% of sales. Excluding retail fuel operations, OG&A plus rent and depreciation declined 59 basis points as a percent of sales compared with the prior year.

As a result of operating leverage, second quarter FIFO operating profit increased approximately $47 million over the prior year, both with and without fuel. Excluding fuel, on a rolling four quarters basis, the company’s FIFO operating margin was 3 basis points lower compared to last year. This is an improvement in the trend from the first quarter. Kroger expects to have a slightly higher FIFO operating margin rate, excluding fuel, for the full 2012 fiscal year.

Financial Strategy

Kroger’s strong free cash flow enabled the company to return more than $1.9 billion to shareholders through share buybacks and dividends over the last four quarters. During the second quarter, Kroger repurchased 23.7 million shares for a total investment of $525 million.

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $444.7 million for the second quarter, compared with $428.5 million for the same period last year.

Net total debt was $8.1 billion for the second quarter, an increase of $1.2 billion from a year ago. On a rolling four quarters basis, Kroger’s net total debt to adjusted EBITDA ratio was 1.96 compared with 1.71 during the same period last year.

Fiscal 2012 Guidance

As a result of strong first half performance and higher than anticipated share repurchase activity, Kroger is increasing its fiscal 2012 earnings guidance to a range of $2.35 to $2.42 per diluted share. The company continues to expect identical supermarket sales growth for the full year, excluding fuel, of 3.0% to 3.5%. Kroger expects to achieve in the upper end of the range for both earnings per share and sales growth. The previous earnings per share guidance was a range of $2.33 to $2.40.

“Every day, our associates are delivering a better shopping experience for our customers,” Mr. Dillon said. “Kroger’s increased earnings per share guidance for the year reflects our confidence that our Customer 1st strategy will continue to create value for our customers and shareholders alike.”

Kroger, one of the world’s largest retailers, employs more than 339,000 associates who serve customers in 2,425 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 788 convenience stores, 342 fine jewelry stores, 1,124 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations in the communities it serves. Kroger contributes food and funds equal to 160 million meals a year through more than 80 Feeding America food bank partners. For more information please visit Kroger.com.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, in addition to disclosing such rates including the effect of retail fuel operations, Kroger also discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “continues,” “guidance,” and “will.”  Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel and increase customer loyalty, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and our ability to continue to create value for shareholders. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs, and our ability to implement cost controls. Our FIFO operating margin, excluding fuel, will be affected by changes in product costs during the year, if our estimates of product cost changes or the timing of those changes prove incorrect, and if competitive or other factors cause our margins on product sold to fail to meet our objectives.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 7, 2012 at www.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Friday, September 7 through Friday, September 21, 2012.

View 2nd Quarter 2012 Reports - PDF Format:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO EBITDA

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2012		2011		2012		2011

SALES	$21,726.4	100.00%	$20,913.4	100.00%	$50,791.2	100.00%	$48,374.3	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	17,278.4	79.53	16,555.4	79.16	40,373.5	79.49	38,179.8	78.93
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,390.7	15.61	3,353.5	16.04	7,854.7	15.46	7,688.5	15.89
RENT	139.5	0.64	142.6	0.68	330.6	0.65	334.1	0.69
DEPRECIATION AND AMORTIZATION	382.9	1.76	373.7	1.79	883.5	1.74	872.7	1.80

OPERATING PROFIT	534.9	2.46	488.2	2.33	1,348.9	2.66	1,299.2	2.69

INTEREST EXPENSE	105.9	0.49	97.3	0.47	246.8	0.49	235.3	0.49

NET EARNINGS BEFORE INCOME TAX EXPENSE	429.0	1.97	390.9	1.87	1,102.1	2.17	1,063.9	2.20

INCOME TAX EXPENSE	148.1	0.68	107.7	0.51	380.3	0.75	359.8	0.74

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	280.9	1.29	283.2	1.35	721.8	1.42	704.1	1.46

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1.8	0.01	2.4	0.01	3.4	0.01	(9.0)	(0.02)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$279.1	1.28%	$280.8	1.34%	$718.4	1.41%	$713.1	1.47%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.52		$0.47		$1.30		$1.17

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	538.2		596.4		548.2		603.1

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.51		$0.46		$1.29		$1.17

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	540.9		600.4		551.5		607.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)        Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)        LIFO charges of $34.7 were recorded in the second quarter of 2012 and 2011.  For the year to date period, LIFO charges of $80.7 were recorded for 2012 and 2011.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 11,	August 13,
	2012	2011

ASSETS
Current Assets
Cash	$234.9	$181.9
Temporary cash investments	3.4	461.1
Deposits in-transit	899.6	805.8
Receivables	940.9	858.9
Inventories	4,836.5	4,763.8
Prepaid and other current assets	333.9	356.9

Total current assets	7,249.2	7,428.4

Property, plant and equipment, net	14,599.7	14,266.6
Goodwill	1,163.6	1,139.8
Other assets	532.7	563.1

Total Assets	$23,545.2	$23,397.9

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,340.0	$927.9
Trade accounts payable	4,326.1	4,249.6
Accrued salaries and wages	899.8	916.4
Deferred income taxes	189.8	219.5
Other current liabilities	2,585.6	2,701.8

Total current liabilities	9,341.3	9,015.2

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,774.6	6,378.2
Adjustment to reflect fair-value interest rate hedges	12.0	41.3
Long-term debt including obligations under capital leases and financing obligations	6,786.6	6,419.5

Deferred income taxes	739.5	657.3
Pension and postretirement benefit obligations	1,402.9	973.0
Other long-term liabilities	1,481.7	1,123.0

Total Liabilities	19,752.0	18,188.0

Shareowners’ equity	3,793.2	5,209.9

Total Liabilities and Shareowners’ Equity	$23,545.2	$23,397.9

Total common shares outstanding at end of period	526.4	592.6
Total diluted shares year-to-date	551.5	607.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$721.8	$704.1
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	883.5	872.7
LIFO charge	80.7	80.7
Stock-based employee compensation	41.4	43.6
Expense for Company-sponsored pension plans	47.7	43.7
Asset impairment charges	9.2	14.2
Deferred income taxes	101.3	(94.5)
Other	5.3	39.6
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(113.4)	(139.7)
Receivables	(26.0)	9.9
Inventories	197.8	121.7
Prepaid expenses	(37.1)	(38.7)
Trade accounts payable	(33.5)	107.2
Accrued expenses	141.9	238.3
Income taxes receivable and payable	76.4	201.7
Contribution to Company-sponsored pension plan	(7.0)	—
Other	(57.1)	(10.9)

Net cash provided by operating activities	2,032.9	2,193.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(985.1)	(923.5)
Payments for acquisitions	(12.3)	—
Proceeds from sale of assets	22.5	5.4
Other	(15.6)	(8.0)

Net cash used by investing activities	(990.5)	(926.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	—	1.7
Proceeds from issuance of long-term debt	845.7	2.7
Payments on long-term debt	(893.7)	(533.3)
Net payments on commercial paper	(10.0)	—
Dividends paid	(127.9)	(128.8)
Excess tax benefits on stock-based awards	1.3	6.0
Proceeds from issuance of capital stock	42.3	91.0
Treasury stock purchases	(870.8)	(802.9)
Increase (decrease) in book overdrafts	29.9	(84.6)
Other	(8.4)	(0.9)

Net cash used by financing activities	(991.6)	(1,449.1)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	50.8	(181.6)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	187.5	824.6
END OF QUARTER	$238.3	$643.0

Reconciliation of capital expenditures:
Payments for capital expenditures	$(985.1)	$(923.5)
Changes in construction-in-progress payables	(17.2)	(97.3)
Total capital expenditures	$(1,002.3)	$(1,020.8)

Disclosure of cash flow information:
Cash paid during the year for interest	$220.6	$241.1
Cash paid during the year for income taxes	$222.1	$285.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2012	2011	2012	2011

INCLUDING FUEL CENTERS	$19,443.1	$18,759.4	$45,543.7	$43,504.7
EXCLUDING FUEL CENTERS	$16,268.8	$15,709.6	$37,921.5	$36,484.0

INCLUDING FUEL CENTERS	3.6%	10.4%	4.7%	10.1%
EXCLUDING FUEL CENTERS	3.6%	5.3%	3.9%	4.9%

(a)  Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to EBITDA.

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or liquidity.  The items below are a primary component of determining compliance with the financial covenants under the Company’s credit facility and management believes that they are an important measure of liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2012 to the balance in the second quarter of 2011.

	August 11,	August 13,
	2012	2011	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,340.0	$927.9	$412.1
Face-value of long-term debt including obligations under capital leases and financing obligations	6,774.6	6,378.2	396.4
Adjustment to reflect fair-value interest rate hedges	12.0	41.3	(29.3)

Total debt	$8,126.6	$7,347.4	$779.2

Less: Temporary cash investments	3.4	461.1	(457.7)

Net total debt	$8,123.2	$6,886.3	$1,236.9

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to EBITDA, as defined in the Company’s credit agreement (“EBITDA”), on a rolling four quarter basis.

	Rolling Four Quarters Ended
	August 11,	August 13,
	2012	2011

Net earnings attributable to The Kroger Co.	$607.4	$1,194.1
LIFO	215.7	111.0
Goodwill impairment charge	—	18.6
Depreciation and amortization	1,648.6	1,627.2
Interest expense	446.4	448.9
Income tax expense	267.9	621.1
UFCW Pension Plan consolidation charge	952.6	—
Other	(4.5)	(3.6)

EBITDA	$4,134.1	$4,017.3

Net total debt to adjusted EBITDA ratio	1.96	1.71